UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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Central Vermont Public Service Corporation
(Name of Registrant as Specified In Its Charter)
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The following is excerpted from the Company's weekly CONNECTIONS newsletter to employees dated and distributed on June 10, 2011.  This letter to customers will begin appearing in newspapers on Monday, June 13, 2011.

Dear CVPS customer,

On May 30, we announced that Central Vermont Public Service has reached an agreement to become part of the Fortis, Inc. family of companies. We believe this is very good news for our customers, our employees and the communities we serve.

Fortis is a de-centralized federation of utilities based in Newfoundland, Canada. Fortis owns electric distribution utilities in five Canadian provinces and three Caribbean countries, and CVPS will be its first U.S. electric utility. You can learn more about them at www.fortisinc.com.

Our agreement with Fortis provides great opportunities for Vermont and the communities we serve. With the backing of Fortis, we will have improved access to capital, enhancing our ability to invest in service and reliability. You will benefit from the sharing of best practices among the utilities in the Fortis family.

Fortis believes its operating companies should be independent. We will keep our name, our headquarters will remain in Rutland, and we don’t anticipate any of our employees losing their jobs as a result of the the acquisition by Fortis of CVPS.

We expect the regulatory approval process will take six to 12 months. During that period and beyond, we will continue to provide the great service that has made us one of the most trustworthy companies in America, according to Forbes Magazine.

Being the best means continuing to deliver clean, reliable power at low and stable prices. As part of Fortis, we believe we will be better positioned to negotiate with our energy suppliers to keep costs down.

Our commitment to the environment will not change. Our successful Cow Power program will continue to help support Vermont’s dairy farms through the production of electricity from cow manure. We will maintain our support for osprey and eagle restoration programs. Our dedication to renewable energy will remain unchanged.

And we will continue to support our customers and communities through programs such as the CVPS Shareheat Fund, the Gift-of-Life Marathon, Pack the Paramount, and Paul Sweeney Memorial Coat Drive, among others.

We are excited about the future for CVPS, and we are as committed as ever to being the best small electric utility in America. We look forward to continuing to serve you in the years ahead.

Sincerely,
Larry Reilly
President and CEO
Central Vermont Public Service Corporation

Important Additional Information
This communication does not constitute a solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving CVPS. The proposed merger will be submitf\ted to the stockholders of CVPS for their consideration. In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this communication that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV’s Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this communication. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this communication.